F&G Annuities & Life Announces Quarterly Cash Dividend of $0.20 Des Moines, Iowa, August 8, 2023 /PRNewswire/ – F&G Annuities & Life, Inc. (NYSE: FG), a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share of common stock. The dividend will be payable September 29, 2023, to stockholders of record as of September 15, 2023. About F&G F&G Annuities & Life, Inc. is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.com. SOURCE F&G Annuities & Life, Inc. Contact: Lisa Foxworthy-Parker SVP of Investor & External Relations 515.330.3307 Investor.relations@fglife.com